CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

VR Holdings, Inc.

Chester, Maryland

We hereby consent to the inclusion in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 of our report dated December 19, 2011 relating to the consolidated financial statements as of September 30, 2011 and 2010 and the years then ended and for the period from July 25, 2006 (date of re-entrance into development stage) to September 30, 2011 of VR Holdings, Inc. and our report dated December 22, 2011 relating to the financial statements as of December 31, 2010 and 2009 and the years then ended of Litigation Dynamics, Inc.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

July 27, 2012